Filed pursuant to Rule 424(b)(3)
                                                File No. 333-24449

PROSPECTUS
[GRAPHIC OMITTED]


                         BARRETT BUSINESS SERVICES, INC.



                                 157,443 SHARES
                           --------------------------

                                  COMMON STOCK
                           --------------------------


       This Prospectus covers 157,443 shares ("Shares") of common stock, $.01 par value per share ("Common Stock"), of Barrett Business Services, Inc. ("Company"), which may be offered for sale from time to time by the selling stockholders ("Selling Stockholders") identified under "Selling Stockholders" herein. The Company will receive no part of the proceeds of any such sales. Underwriting discounts and commissions will be paid by the Selling Stockholders. By agreement, costs of registration are being borne by the Company.

       See "Plan of Distribution" herein for a description of the manner in which the Shares may be sold.

       The Selling Stockholders and any broker-dealers who may participate in a sale of the Shares may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933, as amended ("Securities Act"), and the commissions paid or discounts or concessions allowed to any of such broker-dealers by any person, as well as any profits received on the resale of the Shares if any of such broker-dealers should purchase any Shares as a principal, may be deemed to be underwriting discounts and commissions under the Securities Act.

       The last reported sale price of Common Stock on the NASDAQ National Market System on April 14, 1997, was $12.375 per share. Prospective purchasers should obtain current information regarding the trading price of the Common Stock.

                           --------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is April 15, 1997

                              AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C.; 500 West Madison Street, Chicago, Illinois; and 7 World Trade Center, New York, New York. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of the Commission's Web site is http://www.sec.gov.

       This Prospectus is part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement for further information regarding the Company.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The Company incorporates herein by reference (i) its annual report on Form 10-K for the year ended December 31, 1996, (ii) its current reports on Form 8-K dated April 2, 1997 and April 9, 1997, and (iii) the description of the Common Stock contained in Exhibit 99 to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1994.

       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock to which this Prospectus relates shall be deemed to be incorporated by reference into this Prospectus.

       The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all the foregoing documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Requests should be directed to Michael D. Mulholland, Vice President-Finance, Barrett Business Services, Inc., 4724 S.W. Macadam Avenue, Portland, Oregon 97201, telephone (503) 220-0988.

                                   THE COMPANY

       Barrett Business Services, Inc. (the "Company"), is a leading human resource management company. The Company provides comprehensive outsourced solutions addressing the costs and complexities of a broad array of employment-related issues for small and mid-sized businesses. Its range of services and expertise in human resource management encompasses five major categories: payroll processing, employee benefits and administration, workers' compensation coverage, aggressive risk management and workplace safety programs, and human resource administration, which includes functions such as recruiting, interviewing, drug testing, hiring, placement, training, and regulatory compliance. These services are typically provided through a variety of contractual arrangements, as part of either a traditional staffing service or a professional employer organization ("PEO") service. Staffing services include on-demand or short-term staffing assignments, long-term or indefinite-term contract staffing, and comprehensive on-site personnel management responsibilities. In a PEO arrangement, the Company enters into a contract to become a co-employer of the client company's existing workforce and assumes responsibility for some or all personnel-related matters. The Company provides services to a diverse array of customers through a network of 24 branch offices in Oregon, California, Washington, Maryland, Delaware, Idaho, Michigan, and Arizona. It also has 21 smaller recruiting and staffing offices in its general market areas under the direction of a branch office.

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




       The Company was incorporated in the state of Maryland in 1965. The Company's principal executive offices are located at 4724 S.W. Macadam Avenue, Portland, Oregon 97201, and its telephone number is (503) 220-0988.

                              SELLING STOCKHOLDERS

       The following table sets forth the name of each Selling Stockholder, the amount of Common Stock owned by such Selling Stockholder at April 15, 1997, the number of Shares to be offered by such Selling Stockholder and the amount and percentage of Common Stock to be owned by such Selling Stockholder after completion of the offering assuming all the Shares are sold. The Shares to be offered by Herbert L. Hochberg and Ladenburg, Thalmann & Co. Inc. are issuable on exercise of warrants ("Warrants") issued by the Company for services in connection with the Company's initial public offering of Common Stock in June 1993. Such Shares are included as presently owned in the following table. Ladenburg, Thalmann & Co. Inc., of which Herbert L. Hochberg is an officer, was one of the managing underwriters of the initial public offering. The remaining 67,443 Shares were issued in connection with the Company's December 1995 acquisition of Strege & Associates, Inc.


                                  --------------------------------------------Common Stock-------------------------------

                                                                                                       Shares
                                                                                                     To Be Owned
            Name                           Shares                         Shares                    After Offering
                                       Presently Owned                 To Be Offered              Number     Percent
                                       ---------------                 -------------              ------     -------

Herbert L. Hochberg                         35,000                        30,000                  5,000        *


Ladenburg, Thalmann                         60,000                        60,000                    --         --
& Co. Inc.

Kenneth D. Strege and                       67,443                        67,443                    --         --
Carolyn S. Strege
Living Trust

--------------
*  Less than 1% of outstanding Common Stock.

                              PLAN OF DISTRIBUTION

       The Shares may be offered from time to time by the Selling Stockholders in the over-the-counter market at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Certain of the Shares may be sold pursuant to Rule 144 under the Securities Act of 1933 rather than this Prospectus.

                                  MISCELLANEOUS

       No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with this offering and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase any of the Shares in any jurisdiction to any person to whom such offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

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